Exhibit 10.1

July 31, 2026

Barbara Weber, M.D.

Re:	Separation Agreement

Dear Barbara:

This confirms our discussions relating to the end of your at-will employment with Tango Therapeutics, Inc. (“Tango” or the “Company”). The Company has elected to treat the ending of the relationship as a termination by the Company without Cause for purposes of the Amended and Restated Employment Agreement between you and the Company dated January 8, 2026 (the “Employment Agreement”), subject to your compliance with your ongoing obligations to the Company. The Company’s Board of Directors (the “Board”) appreciates your contributions to Tango.

This document serves as the Notice of Termination referenced in Section 4(a) of the Employment Agreement and the Separation Agreement referenced in Section 5 of the Employment Agreement (the “Separation Agreement” or the “Agreement”).

The following bulleted terms and conditions will apply regardless of whether you decide to accept the Company’s offer to provide you with Severance Benefits:

•

Date of Termination. Your employment will end on August 3, 2026 (the “Date of Termination”). The termination of your employment will be treated as occurring under Section 3(d) of the Employment Agreement, subject to your compliance with your ongoing obligations to the Company. You are instructed to stop performing services and acting on behalf of the Company, effective immediately. Accordingly, your access to the Company’s systems has been terminated.

•

Resignations. Consistent with Section 4(d) of the Employment Agreement, you will be deemed to have resigned from the Board and from all officer and board member positions that you hold with the Company or any of its respective subsidiaries or affiliates as of the Date of Termination and you agree to execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

•

Accrued Obligations. The Company will pay you the Accrued Obligations, which is defined in the Employment Agreement to mean: (i) any Base Salary and, if applicable, accrued but unused vacation earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, the Company’s expense reimbursement policies); and (iii) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

•

Benefits. If you are currently enrolled in the Company’s group health care coverage programs, your coverage will end on August 31,2026 (the “Coverage End Date”). You will have the right to continue group health care coverage in those programs after the Coverage End Date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which will be described in a separate written notice. Any COBRA continuation coverage will be at your own expense, except that Section 2(b) of this Separation Agreement will apply if this Separation Agreement becomes effective. Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on or after the Date of Termination in accordance with the applicable benefit plan or program. For the purposes of clarification, you will not be eligible to participate in (or make any contribution to) the Company’s 401(k) plan after the Date of Termination. Please contact hr@tangotx.com with any questions about your benefits.

•

Confidential Information; Post-Employment Restrictions. You are subject to continuing obligations under any confidentiality, assignment of inventions and nonsolicitation agreement(s) that you entered into with the Company, including the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement by and between you and the Company, attached as Exhibit A to the Employment Agreement dated July 26, 2021 (the “Restrictive Covenants Agreement”). The Restrictive Covenants Agreement remains in full force and effect provided Section 8(c) of the Restrictive Covenant Agreement shall be waived and, if this Agreement becomes effective, Section 4(b) will apply. For purposes of this Agreement, the obligations in Section 8 of the Employment Agreement, the obligations in Sections 4, 5, and 6 of this Agreement and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations”.

•

Return of Documents, Files and Equipment. You must promptly return to the Company, without altering, deleting or purging any files or documents that may contain Company information, all “Company Property,” which shall include, without limitation, Company laptop, computer equipment (including docking stations and charging supplies), software, keys and access cards, parking passes, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). We request that you return all Company Property by the close of business on August 10, 2026, or on an earlier date if requested by the Company.

•

Equity. Your “service relationship” for purposes of vesting in any outstanding, unvested restricted stock units (“RSUs”), stock options or other equity awards (collectively, the “Equity Awards”) ended on the Date of Termination. Accordingly, pursuant to the terms of the applicable equity award agreement and underlying equity incentive plan (the “Equity Documents”), all unvested Equity Awards that you held terminated on the Date of Termination and the Equity Awards will continue to be governed by the Equity Documents, provided if this Agreement becomes fully effective, Sections 2(c) and 2(d) shall apply. Please contact hr@tangotx.com with any questions about your Equity Awards.

•

Unemployment Insurance Benefits. You have the right to file a claim for unemployment insurance benefits from the applicable state unemployment agency depending on your location. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by the Company.

The remainder of this letter proposes the Separation Agreement between you and the Company. With those understandings, you and the Company agree as follows:

1.	Ending of Employment

(a)

Your employment with the Company ended on the Date of Termination. Your access to the Company’s email and other electronic systems has ended. Please follow the Company’s instructions regarding obtaining purely personal information (e.g., bank statements, pictures) from your Company laptop. Of course, you must not download, copy, transfer, modify or delete any Company information from your Company laptop or any other Company device.

(b)

You acknowledge and agree that as of the Company’s most recent payroll payment of salary or wages to you, you were fully paid for all salary or wages then due to you, and that except as provided in this Separation Agreement, you are not owed any further wages, bonuses, commissions, vacation, PTO, employee stock purchase plan withholdings for the current offering period or other compensation from the Company. You further agree and acknowledge that the Severance Benefits described in Section 2(a) and (b) of this Separation Agreement constitute the Severance Benefits provided under Section 5 of your Employment Agreement and that you are not eligible for or otherwise owed any other severance, bonuses or other compensation from the Company.

(c)

Announcement of Employment Separation. The Company shall prepare the Form 8-K disclosure regarding your separation. The Parties further agree that the Company shall issue the Press Release attached hereto as Exhibit A simultaneous with the issuance of the Form 8-K.

2.	Severance Benefits

Consistent with Sections 3(d) and 5 of the Employment Agreement, if you enter into, do not revoke and comply with this Separation Agreement and the Continuing Obligations, then the Company shall provide you with the following “Severance Benefits”:

(a)

Severance Pay. The Company will pay you severance pay (“Severance Pay”) as Base Salary continuation through December 31, 2026. The Severance Pay shall be paid in substantially equal installments on its regular payroll dates, beginning with the first practicable payroll date after the Effective Date (as defined below). To the extent you miss a payroll date due to the timing of the Effective Date, your first severance payment will include a “catch up” payment. Severance Pay shall be less any applicable tax withholdings.

(b)

Employer Payment of COBRA Premiums. If you are eligible for and timely elect COBRA, the Company will pay the same portion of premiums that it pays for active employees for the same level of group medical, dental and vision coverage until the earliest of: (A) December 31, 2026; (B) the date that you become eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the end of your eligibility for continuation coverage under COBRA (the “Health Benefits Period”); provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. You are responsible for paying the employee portion of the COBRA premiums. You agree to notify the COBRA administrator promptly if you become eligible for group medical, dental or vision care coverage through another employer. You also agree to respond promptly and fully to any reasonable requests for information concerning your eligibility for such coverage. If applicable and subject to continued eligibility, you may continue coverage after the Health Benefits Period entirely at your own expense for the remainder of the COBRA continuation period. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(c)

Full Acceleration. All of the unvested Equity Awards held by you as of the Date of Termination (the “Equity Subject to Acceleration”) shall accelerate and become fully vested as of the Date of Termination. Notwithstanding anything to the contrary in the Equity Documents, the Equity Subject to Acceleration shall not terminate on the Date of Termination but will be held in abeyance (without further vesting) until it is accelerated pursuant to this provision or, if this Agreement does not become effective within the time period set forth herein, the Equity Subject to Acceleration shall immediately terminate.

(d)

Extended Exercise Period. Subject to the approval of the Compensation Committee of the Board and notwithstanding anything to the contrary in Equity Documents, and subject to your continued compliance with the Continuing Obligations, each stock option held by you that is vested and outstanding as of the Date of Termination, along with the stock options that are part of the Equity Subject to Acceleration, shall remain exercisable until the earlier of (i) August 3, 2027; and (ii) the original expiration date of such stock option.

(e)

Pro-rated Bonus. The Company shall pay you a pro-rata portion of the annual incentive compensation that you would otherwise be entitled to receive, if any, based on Company and individual performance for 2026, calculated by multiplying such amount by a fraction of which the numerator is the number of days in such calendar year prior to the Date of Termination, and the denominator is 365 (the “Pro-Rated Bonus”). The Pro-rated Bonus, if any, shall be less applicable deductions and withholdings and will paid at the same time as annual incentive compensation payments are made to active employees for 2026, but in no event later than March 15, 2027.

3.	Mutual Release of Claims

(a)

Employee Release. In consideration for, among other terms, the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Separation Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees which may be legally waived. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	under your Employment Agreement and/or the Equity Documents;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, and the Massachusetts Fair Employment Practices Act);

•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act and the Fair Labor Standards Act);

•

for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release will not affect your rights under this Separation Agreement; to the extent applicable, your rights to indemnification and advancement of expenses under the Company’s certificate of incorporation, bylaws, any separate indemnification agreement between you and the Company, or the Company’s directors’ and officers’ liability insurance policies; any rights you hold as a stockholder of the Company (including, without limitation, under the Restricted Stock Purchase Agreement between you and the Company); or claims that cannot be waived as a matter of law.

(i)

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Separation Agreement. As a material inducement to the Company to enter into this Separation Agreement, you represent that you have not assigned any Claim to any third party.

(b)

Company Release. In consideration of your promises and releases contained in this Agreement, the Company, on behalf of itself and its affiliates, voluntarily and knowingly releases and forever discharges you, as well as your agents, administrators, representatives, insurers, attorneys, and fiduciaries, and each of their successors and assigns, from any and all claims, demands, causes of action, obligations, damages and liabilities of whatever kind, in law or equity, based on federal, state or local statute or regulation, and any common law, contract and tort claims, or other claims that can be legally waived, whether known or unknown, asserted or unasserted, arising out of or relating directly or indirectly in any way to your employment with the Company or any aspect of the relationship between you and the Company or any other Releasees, including but not limited to transactions, occurrences, acts, statements, disclosures, or omissions occurring through the date of the Company’s execution of this Agreement.

4.	Confidential Information; Continuing Obligations

(a)

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; clinical data; confidential software; marketing or sales information or plans; and business plans, prospects and opportunities. Subject to Section 7(a) below, you agree not to use or disclose any Confidential Information at any time without the prior written consent of the Company. Further, you hereby reaffirm all provisions of the Restrictive Covenants Agreement, which are incorporated by reference as material terms of this Separation Agreement, except that pursuant to Section 18 of the Restrictive Covenants Agreement, the Company shall not seek to enforce the non-competition restrictions set forth in Section 8(c) of the Restrictive Covenants Agreement, provided, Section 4(b) of this Agreement shall be in full force and effect. Your continuing obligations to the Company pursuant to Section 8 of the Employment Agreement, the Restrictive Covenants Agreement and Sections 4, 5 and 6 of this Separation Agreement are collectively referred to as the “Continuing Obligations For the avoidance of doubt, in no event will you be entitled to the Noncompete Consideration in connection with your Restrictive Covenants Agreement.

(b)

for a period of one (1) year following the Date of Termination (the “Restricted Period”), you shall not, directly or indirectly, without the prior written consent of the Company’s Board of Directors (a) own, manage, operate, control, be employed by, provide services to, participate in, consult with, or be connected in any manner with any business or enterprise that is engaged in the research, development, manufacture, marketing, commercialization, or sale of any product, compound, or therapeutic modality that competes, or is reasonably expected to compete, with any Company Product (as defined below ( a “Competing Business”); (b) serve as a director, officer, employee, partner, consultant, agent, independent contractor, or advisor of any Competing Business; or (c) hold any equity or other financial interest in a Competing Business; provided, however, that Employee may hold, as a passive investment, not more than two percent (2%) of the outstanding shares of any class of securities of a publicly traded entity without violating this Section 4(b). For purposes of this Agreement, “Company Product” means any product, compound, therapeutic candidate, platform technology, or program that the Company is researching, developing, manufacturing, marketing, commercializing, or selling as of the Date of Termination, or that was in active development as of such date. The restrictions set forth in Section 4(b) shall apply throughout the United States.

5.	Return of Property

By signing below, you represent that you will return to the Company, before close of business on August 10, 2026, without altering, deleting or purging any files or documents that may contain Company information, all Company Property. After returning all such Company Property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Date of Termination. In the event that you discover that you continue to retain any such property, you must return it to the Company immediately. This Section 5 is in addition to, and not in lieu of, your obligations to the Company pursuant to the Restrictive Covenants Agreement and is a material term of this Separation Agreement.

6.	Non-disparagement

To the extent permitted by applicable law and subject to Section 7(a) below, you agree not to make, either directly or indirectly, and whether written, oral, through social or electronic media or otherwise, any disparaging statements concerning the Company, its products, services or business activities, reputation, or any of the Company’s directors, officers or employees. The Company shall instruct the members of its Board of Directors and its officers (including, without limitation, its Chief Executive Officer) not to make any such disparaging statements concerning you.

7.	Other Provisions

(a)

Protected Disclosures. Nothing contained in this Separation Agreement, any other agreement with the Company, or any Company policy or practice limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (each a “Government Agency”), including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (“SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) refuse to engage in unlawful activity without being subjected to retaliation; (iv) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (v) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (vi) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). The Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

(b)

Termination of Payments. In the event that you fail to comply with any of your Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate any payments of the Severance Benefits and/or seek repayment of any previously paid payments of the Severance Benefits. Any such consequences of a breach by you will not affect the release or your Continuing Obligations under this Separation Agreement.

(c)

Absence of Reliance; Non-Admission. In signing this Separation Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company. By entering into this Separation Agreement, the Parties understand that neither Party is admitting in any way that it violated any legal obligation that it owed to the other Party.

(d)

Insider Trading Policy. As a reminder, you remain subject to the Company’s Insider Trading Policy, which, among other things, prohibits insider trading, until the later of: (i) the second trading day following the public release of earnings for the fiscal quarter in which you leave the Company; or (ii) the second trading day after any material nonpublic information known to you has become public or is no longer material.

(e)

Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Separation Agreement, including without limitation any claim of a violation of this Separation Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(f)

Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the Continuing Obligations. You further agree that money damages would be an inadequate remedy for any breach of the Continuing Obligations. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(g)

Governing Law; Interpretation. This Separation Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Separation Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Separation Agreement.

(h)

Enforceability. If any portion or provision of this Separation Agreement (including, without limitation, any portion or provision of any section of this Separation Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Separation Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Separation Agreement shall be valid and enforceable to the fullest extent permitted by law.

(i)

Waiver; Amendment. No waiver of any provision of this Separation Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Separation Agreement, or the waiver by a party of any breach of this Separation Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Separation Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(j)

Entire Agreement. This Separation Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, provided that the post-employment provisions in the Restrictive Covenants Agreement and the Equity Documents, and any other obligations specifically preserved in this Separation Agreement shall remain in full force and effect in accordance with their terms, except as otherwise provided in this Agreement.

(k)	Time for Consideration; Effective Date. To accept this Separation Agreement, you must sign the unmodified Separation Agreement within the time period specified below:

You have been given the opportunity to consider this Separation Agreement for twenty-one (21) days from your receipt of this Separation Agreement before signing it (the “Consideration Period”), although you may elect to sign it sooner. Changes to the original Separation Agreement will not restart or otherwise affect the Consideration Period. For the period of seven (7) business days from the date when you sign this Separation Agreement, you have the right to revoke this Separation Agreement by written notice to hr@tangotx.com. This Separation Agreement will become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

For the avoidance of doubt, (i) if you breach any of the provisions of this Separation Agreement during the Consideration Period, the offer of this Separation Agreement may be withdrawn and your execution of this Separation Agreement will not be valid, and (ii) if you do not enter into this Separation Agreement, then your employment will end but you will not be entitled to any of the Severance Benefits set forth in this Separation Agreement.

(l)

Counterparts. This Separation Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as the same document. Electronic and DocuSign signatures shall be deemed to have the same legal effect as originals.

[Signature page follows]

Please indicate your agreement to the terms of this Separation Agreement by signing and returning it via DocuSign within the time period set forth above.

Sincerely,

Tango Therapeutics, Inc.

/s/ Malte Peters, M.D.	8/6/2026
Name: Malte Peters, M.D.	Date
Title: Chief Executive Officer

This is a legal document. The Company advises you to consult with an attorney before signing this Separation Agreement. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Separation Agreement and that you are knowingly and voluntarily entering into this Separation Agreement.

/s/ Barbara Weber	8/6/2026
Barbara Weber, M.D.	Date

Exhibit A

Press Release

The Parties agree that the Company shall announce the following Press Release pursuant to Section 1(c) of the attached Agreement:

Dr. Barbara Weber, the Executive Chairman of the Board of Directors of Tango Therapeutics, will be stepping down in connection with other pursuits. “I am proud with what we have achieved at Tango and am confident that the Company is extremely well positioned to build on those achievements,” Dr. Weber said. “The Company is profoundly grateful to Dr. Weber for all that she has brought to it: vision, leadership, passion for Tango and its employees and commitment to the groundbreaking work we are doing,” said Tango President Dr. Malte Peters.”.